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                                                                 EXHIBIT 10(n)




                          [COMERICA BANK LETTERHEAD]

November 24, 1997

Mr. Gerald J. Israel
Vice President-Finance
Detrex Corporation
24901 Northwestern Hwy., Suite 500
Southfield, MI 48075-2203

Dear Jerry:

I am pleased to inform you that Comerica Bank ("Comerica") has agreed to provide a Standby Letter of Credit to Harvel Plastics, Inc. for those purposes and on those terms and conditions set forth on the attached Term Sheet and General Conditions (collectively the "Commitment").

Please indicate your acceptance of this Commitment by signing below where indicated, and return your signed copy of this letter to me within 30 days from the date of this letter. If your written acceptance is not received by me within said period of time, this Commitment shall automatically become null and void. This Commitment may only be accepted as drawn, and may not be accepted in part, conditionally or subject to modification. The letter of credit must be fully closed, if at all, on or before February 28, 1998.

Please call me at (313) 222-9278 if you have any questions regarding the terms of this Commitment or the closing of this transaction.

Sincerely,



COMERICA BANK

By  /S/ Daniel T. Ruzylo
   ----------------------------
     Daniel  T. Ruzylo
Its: Vice President
    ----------------------------

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                                                                COMERICA



                                   ACCEPTANCE

The undersigned hereby accept(s) this Commitment and agree(s) to be fully bound by the terms and conditions set forth therein.

Dated:  December 1                 , 1997
      -----------------------------
HARVEL PLASTICS, INC.
-----------------------------------

By:  G. J. Israel
   --------------------------------
Its: DIRECTOR
    -------------------------------





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                                                                COMERICA




                                   TERM SHEET

I. Letter of Credit

Obligor:               Harvel Plastics, Inc., a Pennsylvania corporation.

Amount: Up to a $4,100,000 Standby Letter of Credit to support the issuance of up to $4,000,000 of bonds to finance the purchase of equipment for Harvel's expansion to California.

Term: Up to an eight year letter of credit. No amortization under the credit will be required through the year ending 12-31-98. Beginning on 4-1-99 the Bank will apply a formula availability reserve/holdback against the Detrex revolving credit in the amount of $145,000. The reserve will increase by $145,000 on 7-1 and 10-1 and reduce to zero on 1-1.

Collateral:            First security interest and/or lien in all
                       of Obligor's accounts receivable, inventory, machinery, equipment and a first mortgage on real estate located at 300 Kuebler Road, Easton, Pennsylvania. This letter of credit will be cross collateralized and cross defaulted with all Comerica debt outstanding to guarantors.

Borrowing Formula:     Advance limited to 100% of the cost of equipment to be
                       purchased including up to $553,000 of tooling and $370,000 of installation costs.

Letter of Credit
Fee: 1-1/2% per annum on the outstanding balance of the Letter of Credit payable annually in advance. A processing fee of $150 per draw on the credit will also be charged.

Fees:              A)  A 1/2% one-time closing fee, plus

                   B)  All out-of-pocket costs of Comerica, plus

                   C) All legal fees and charges of inside and/or outside counsel for Comerica, plus

                   D) Any fees associated with services provided by W.Y. Campbell & company will be quoted separately.




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                                                                COMERICA



                       Your good faith deposit will be applied against the above fees and costs.

Corporate Guaranty:    Detrex Corporation, Elco Corporation and Seibert
                       Oxidermo, Inc., unlimited and secured by a first lien on Corporate Guarantor's accounts receivable, inventory, machinery and equipment, and real estate located at 401
                       Emmet Ave., Bowling Green, Kentucky, 325 Emmet Ave.,
                       Bowling Green, Kentucky and 26000 Capitol Ave., Redford,
                       Michigan.

Purpose:               To support the acquisition of equipment.

Loan Documentation:    The loan shall be evidenced by a loan agreement,
                       promissory note, guaranties, security agreements, financing statements, and such other documents as shall be required by Comerica.
                       The form and substance of the loan
                       documentation must be satisfactory to
                       Comerica.

Other Documents and
Information:           A condition to making the loan is receipt by
                       Comerica of such other information and
                       documentation as shall be required by
                       Comerica, including without limit insurance and opinions of counsel. The form and substance of such information and documentation must be satisfactory to
                       Comerica.





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                                                                COMERICA




                              GENERAL CONDITIONS

          The following General Conditions are specifically incorporated within and form a part of the Commitment to which they are attached. Fulfillment and discharge of the following General Conditions are essential preconditions to Comerica's obligation to consummate the proposed loan transaction.

          1. Co-Ordination with Comerica's Counsel. ____________________________
will act as our counsel in connection with the Closing of this transaction. After your acceptance of this Commitment, you are requested to promptly contact the attorney assigned to your account for the purpose of arranging the ordering of Uniform Commercial Code searches, the preparation of closing documents and the coordination of the respective obligations. Please obtain the name of that attorney from your loan officer. Early contact by your counsel is also encouraged.

          2. Closing Date. Comerica shall set a date and place for Closing. You should contact your loan officer immediately to advise of your scheduling preferences and/or potential problems.

          3. Delivery of Obligor's Documents. All documentation to be provided to Comerica by you (other than that to be drafted by Comerica's counsel) shall be provided as soon as possible after the acceptance of this Commitment. It would be appreciated if your documentation is delivered to Comerica and its counsel at least five business days prior to the date established by Comerica for Closing.

          4. Reliance Upon Representations. Comerica's Commitment is given in reliance upon the truth of all representations and statements made orally or in writing by or on behalf of the Obligor to Comerica, and those representations and statements are deemed to be a part of the Commitment. Comerica, at its discretion, may require the updating (immediately prior to Closing) of any financial information to be provided with respect to Obligor, any guarantor or any other party for whom such information is required by the Commitment.

          5. Adverse Information. In the event that adverse information comes to your attention at any time prior to consummation of the loan transaction proposed by the Commitment, you are required to bring it to Comerica's attention immediately.

          6, Disclaimer by Comerica. By issuance of the Commitment and Closing of the Loan, Comerica makes no


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                                                                COMERICA



representation, warranty or assurance to the Obligor or any guarantor of the financial viability of the Obligor, the advisability of entering into the proposed transaction or that Comerica assumes any responsibility whatsoever to see to the application of any portion of the loan proceeds. By acceptance of the Commitment (with respect to parties whose acceptance is required) and consummation of the transaction (with respect to all borrowers and guarantors), all such parties shall be deemed to have expressly acknowledged the absence of any such representations, warranties or assurances.

          7. Prohibition on Assignment by Obligor. Neither the Commitment nor any rights under the Commitment are assignable by the Obligor, in whole or in part, voluntarily, by operation of law or otherwise (including by way of the sale or assignment of interests in Obligor).

          8. Assignment by Comerica. While the Commitment cannot be assigned by the Obligor without Comerica's prior written consent, the Commitment may be assigned (including by way of participations) by Comerica, without discharging Comerica's liability hereunder.

          9. Termination of Commitment. The Commitment may be terminated at Comerica's option, without further liability by Comerica, and in such manner as Comerica may determine, upon the occurrence of any of the following events:

             A. The failure by the Obligor, any guarantor or any other necessary party to comply with any of the terms and conditions of the Commitment, or if any representation or warranty made by or on behalf of Obligor should be or become untrue or misleading in any material respect;

             B. Upon the filing by or against the Obligor, any guarantor or any affiliated or related party required to deliver or execute any document or enter into any arrangement on behalf of the Obligor in connection with fulfillment of the Obligor's preconditions to Closing, of a petition in bankruptcy or insolvency or for reorganization or appointment of a receiver or trustee, or the making by the Obligor or any such party of any assignment for the benefit of creditors or the filing of a petition for arrangement by the Obligor or any such party, which in each case is not withdrawn, dismissed, cancelled and/or terminated upon the earlier of 60 days after the filing or entry of the same or




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                                                                COMERICA



                    the date for expiration of the Commitment after its acceptance by the Obligor; or

               C. The occurrence, prior to full closing, of any material and adverse event or circumstance (measured in Comerica's sole judgment) affecting the Obligor's business or the security to be granted to Comerica.

Upon such termination, any otherwise refundable fees paid or to be paid to Comerica by the Obligor shall constitute liquidated damages. In addition, at Comerica's election, Obligor shall pay to Comerica, upon demand, the full amount of all costs and expenses (including without limit in-house or outside attorney charges) incurred by the Bank in connection with the Commitment and the proposed transactions.

          10. Cancellation for Failure to Close. The Commitment may, in all events, be cancelled at Comerica's option, communicated to the Obligor in writing, in the event that the loan proposed to be made pursuant to the Commitment is not closed within 60 days after the date of the Commitment (unless an earlier or later Closing date is specifically stated in the body of the Commitment).

          11. Fees Earned Upon Acceptance. Any commitment fees designated as non-refundable and payable upon acceptance of the Commitment shall be deemed earned upon acceptance of the Commitment unless otherwise stated in the Commitment. Obligor shall not be entitled to a refund or credit with respect to non-refundable commitment fees under any circumstances, unless specifically so stated in the Commitment.

          12.Title, Priority of Liens and Condition of Property. The Obligor shall own all property in which Comerica is to be granted a lien, security interest or encumbrance, absolutely and free and clear of all liens, encumbrances, security interests and claims of other parties. Unless otherwise stipulated in the Commitment, any lien, security interest or encumbrance to be created in favor of Comerica shall be a first and prior lien upon the specified property and all proceeds and products thereof, superior to the lien, right and interest of any other party except to the extent expressly permitted by the Commitment. All tangible personal property in which Comerica is to be granted a security interest shall be and be maintained in good operating condition and repair.

          13. Damage or Destruction to Property. If any real or personal property to be pledged, assigned, mortgaged or otherwise encumbered in favor of Comerica in connection with the loan to be made pursuant to the Commitment, is substantially damaged or destroyed by fire or other casualty


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                                                                COMERICA



and is not entirely repaired, restored or replaced (without further encumbrance of the Obligor's property or assets) prior to Closing, Comerica may cancel the Commitment by sending written notice to the Obligor.

          14. Payment Dates. With respect to loans requiring regular periodic payments of principal and interest, the first full payment of principal and interest shall be made on the first day of the first month following Closing, unless Comerica shall agree otherwise. To the extent that any loan or loans are to be made pursuant to the Commitment which do not require regular payments of principal, but interest only, this statement shall apply with respect to the interest portion to be paid.

          15. Waiver or Modification. The provisions of the Commitment (including without limit these General Conditions) cannot be waived or modified except in a further written instrument signed by the Obligor and Comerica (with respect to a modification) or by Comerica (with respect to a waiver).

          16. Survival of Closing. The provisions of the Commitment shall survive the closing of the loan transaction.

          17. Captions. Captions to paragraphs in the Commitment and these General conditions have been inserted solely for the sake of convenient references, and are entirely without substance or effect.




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